Exhibit 15.4

January 23, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read item 16F “Change in Registrant’s Certifying Accountant” of the draft registration statement on Form 20-F of Almacenes Éxito S.A. submitted to the Securities and Exchange Commission on January 23, 2023 and are in agreement with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young Audit S.A.S.